Exhibit 99.(m)(2)

SERVICES AGREEMENT

This Agreement is made as of                             , between                              (the “Agent”), and The Needham Funds, Inc., a series, open-end registered investment company (the “Company”).

WHEREAS, the Company and Agent wish to have Agent perform certain shareholder services for the various portfolios of the Company, whether now in existence or launched after the date hereof; and

WHEREAS, Agent is willing to perform such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.                                       SERVICES

A.                                   During the term of this Agreement, Agent shall perform the services set forth on Exhibit A hereto, as such exhibit may be amended from time to time by the mutual written consent of the parties (the “Services”). Except as otherwise provided herein, Agent shall be solely responsible for the costs of providing the Services.

B.                                     The parties acknowledge and agree that the Services under this Agreement are not the services of a distributor or an underwriter or a principal underwriter within the meaning of the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended (the “1940 Act”).

C.                                     The parties acknowledge that the Company may, from time to time, launch additional portfolios (each, a “Portfolio”) and each such Portfolio shall be covered by the terms of this Agreement and be provided with the same services as each and every other Portfolio of the Company.

2.                                       FEES

A.                                   For the Services, Agent shall receive a fee (the “Fee”) which shall be calculated and paid in accordance with Exhibit B hereto. Should Exhibit A be amended to revise the Services, the parties shall also amend Exhibit B, if necessary, in order to reflect any changes in the Fee. The Fee shall be paid monthly.

B.                                     The Company’s sole responsibility for payment of the Fee shall be to Agent. Agent shall be solely responsible for payment of a portion of such Fee to participating correspondents or others, if any, pursuant to separate agreements. In no event shall the Company be required to pay the Fee on a client-shareholder’s shares in the Company that are already the subject of a Services Agreement with one of Agent’s correspondents.

C.                                     Agent shall not, during the term of this Agreement, assess against, or collect from, client-shareholders of the Company, any transaction fee upon the purchase or redemption of any of the Company’s shares.

3.                                       INDEMNIFICATION

Agent agrees to indemnify and hold harmless the Company and each person who has been, is or may hereafter be a director, officer, employee or agent of the Company against any losses, costs, damages, liabilities or expenses (including all reasonable attorney’s fees) (“Losses”) incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of Agent’s (or any of its agents’ or employees’) willful misconduct, bad faith or gross negligence in the performance of, or failure to perform, its or their obligations under this Agreement, or any unauthorized representation made by Agent concerning an investment in Portfolio shares, except to the extent such Losses result from the willful misconduct, bad faith or gross negligence of the Company. The term “expenses” includes amounts paid in satisfaction of judgments or in settlements made with Agent’s consent. The foregoing rights of indemnification shall be in addition to any other rights to which the Company or any such director, officer, employee or agent may be entitled as a matter of law and shall survive the termination of this Agreement. No party shall be liable for any special, consequential or incidental damages.

4.                                       INFORMATION TO BE SUPPLIED

The Company shall provide a copy of the then-current prospectus(es) and statement(s) of additional information of the Company and any amendments to or changes in the Company’s prospectus(es) or statement(s) of additional information as soon as practicable after such amendments or changes become available.

5.                                       NONEXCLUSIVITY

Each party acknowledges that the other may enter into agreements similar to this Agreement with other parties for the performance of services similar to those to be provided under this Agreement, unless otherwise agreed to in writing by the parties.

6.                                       ASSIGNABILITY

This Agreement is not assignable by any party without the prior written consent of the other and then only to the extent permitted by applicable law. Any attempted assignment in contravention hereof shall be null and void.

7.                                       NOTICES

All notices required under this Agreement must be in writing and delivered either personally, via first class mail or by facsimile or similar means of same-day delivery, with a confirming copy via first class mail. Such notices will be deemed to be received as of the date of actual receipt, or three (3) days after deposit, first class postage prepaid, in the United States mail, whichever is earlier.

All such notices shall be made:

if to Agent, to:

Attention:

if to the Company, to:

The Needham Funds, Inc.
445 Park Avenue
New York, NY 10022
Attn: Lisa Kolb

with a copy to:

William H. Bohnett, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, NY 10103

8.                                       EXHIBITS AND SCHEDULES

All Exhibits and Schedules attached to this Agreement, as they may be amended from time to time, are by this reference incorporated into and made a part of this Agreement.

9.                                       GOVERNING LAW AND SEVERABILITY

This Agreement will be governed by the laws of the State of New York without reference to its conflicts of laws provisions. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof.

10.                                 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

11.                                 EFFECTIVENESS, TERMINATION AND AMENDMENT OF THE AGREEMENT

A.                                   This Agreement will become effective as of the date first set forth above and supersedes any other agreement between the parties with respect to the offer and sale of Portfolio shares and other matters covered herein.

B.                                     This Agreement shall have an initial term of one (1) year after which it may be terminated: (i) by either party, without penalty, upon sixty (60) days’ written notice to the other party; (ii) by either party upon such shorter notice as is required by law, order, or instruction from a court of competent jurisdiction, regulatory body, or self-regulatory organization with jurisdiction over the terminating party; (iii) automatically, effective on the day following termination of any plan of distribution (“Rule 12b-1 Plan”) adopted and maintained pursuant to Rule 12b-1 under the 1940 Act by the Company with respect to any Portfolio that then has a Rule 12b-1 Plan in effect as of the effective date of this Agreement, provided that a portion of the Fee is paid pursuant to the Rule 12b-1 Plan; or (iv) the Company, at any time, without penalty, by vote of a majority of the Directors of the Company who are not “interested persons” of the Company and who have no direct or indirect financial interest in the operation of the Company’s Rule 12b-1 Plan, provided that a portion of the Fee is paid pursuant to the Rule 12b-1 Plan. Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this Agreement.

C.                                     Upon termination as to the Company, the Company will not be obligated to pay the Fee with respect to any shares of the Company that are acquired by a client-shareholder account after the date of such termination.

D.                                    This Agreement may be amended by the Company by the following procedure. The Company will mail a copy of the amendment to Agent at Agent’s address shown above or as registered as Agent’s main office from time to time with the National Association of Securities Dealers, Inc. (“NASD”). If Agent does not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this Agreement. Agent’s objection must be in writing and be received by the Company within such fifteen (15) days. All amendments shall be in writing and except as provided above shall be executed by both parties.

E.                                      Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this Agreement as contemplated herein, and that the individual who has signed this Agreement below on its behalf is a duly elected officer who has been empowered to act for and on behalf of such party with respect to the execution of this Agreement.

12.                                 REGULATORY MATTERS

A.                                   Agent is registered as a broker-dealer under the Securities Exchange Act of 1934 and is qualified to act as a broker-dealer in the states or other jurisdictions where it transacts business, and is a member in good standing of the NASD and the Securities Investor Protection Corporation (“SIPC”). The Agent agrees to notify the Company immediately in the event that its status as a member of the NASD or SIPC changes. . Agent agrees to abide by the Conduct Rules of the NASD and all other rules of self-regulatory organizations of which the relevant party is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to the relevant party (and its associated persons) from time to time in connection with its activities hereunder (“Applicable Laws”).

Agent shall be deemed an independent contractor, and shall have no authority to act for or represent the Company, its advisor, or distributor.

B. The Company will make available to the Agent a list of the states or other jurisdictions in which Portfolio shares are registered for sale or are otherwise qualified for sale, which may be revised from time to time. The Agent will make offers of shares to the Agent’s customers only in those states, and the Agent will ensure that the Agent (including the Agent’s associated persons) is appropriately licensed and qualified to offer and sell shares in any state or other jurisdiction that requires such licensing or qualification in connection with the Agent’s activities.

C. Agent represents and warrants that it has adopted an anti-money laundering program (“AML Program”) that complies with the Bank Secrecy Act and the USA PATRIOT Act of 2001, and any future amendments (the “PATRIOT Act,” and together with the Bank Secrecy Act, the “AML Acts”), the rules and regulations under the AML Acts, and the rules, regulations and regulatory guidance of the SEC, the NASD (including NASD Conduct Rule 3011) or any other applicable self-regulatory organization in all relevant respects. Agent further represents that its AML Program, at a minimum, (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v) includes a customer identification program consistent with the rules under section 326 of the PATRIOT Act, (vi) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (vii) provides for screening all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the AML Acts, and (viii) allows for appropriate regulators to examine Agent’s AML books and records. The parties agree to cooperate with one another to satisfy the due diligence policies under each party’s respective AML Program, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by the Company to ensure compliance with the AML Acts and all applicable rules thereunder.

D.                                    The parties agree that any Nonpublic Personal Information, as the term is defined in Regulation S-P (“Reg S-P”) of the Securities and Exchange Commission, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by law.

IN WITNESS WHEREOF, the parties have executed this Agreement by a duly authorized representative of the parties hereto.

THE NEEDHAM FUNDS, INC.

By:
Title:

By:
Title:

EXHIBIT A

SERVICES

1.                                       The Agent agrees that it is the Agent’s responsibility to determine the suitability of any Portfolio shares as investments for its customers, and that the Company has no responsibility for such determination. Agent will comply with the following operating procedures with respect to the Services:

A.                                   Purchase and Redemption Orders

Agent will date and time-stamp, aggregate, and calculate purchase and redemption orders for shares of the Company that it has accepted as placed by client-shareholders and will then forward them promptly each day and in any event prior to the time required by the applicable Portfolio’s prospectus (the “Prospectus,” which for purposes of this Agreement includes the Statement of Additional Information incorporated therein), and will communicate to the Company’s transfer agent (or other person designated by the Company) such orders for the Company for each business day. Agent shall not withhold placing customers’ orders for any Portfolio’s shares so as to profit itself or its customers as a result of such withholding. All purchase orders are subject to acceptance or rejection, and the Company reserves the right to suspend or limit the sale of Portfolio shares. All orders that are accepted for the purchase of Portfolio shares shall be executed at the next determined public offering price per share (i.e., the net asset value per share plus the applicable sales load, if any) and all orders for the redemption of Portfolio shares shall be executed at the next determined net asset value per share and subject to any applicable redemption fee, in each case as described in the Prospectus.

In accordance with NASD Notice to Members 03-50 (reminding members of their responsibility to ensure that they have in place policies and procedures reasonably designed to detect and prevent the occurrence of mutual fund transactions that would violate Rule 22c-1 under the 1940 Act, NASD Conduct Rule 2110 and other applicable rules and regulations), Agent represents that it has reviewed its policies and procedures to ensure that they are adequate with respect to preventing violations of law and Prospectus requirements related to timely order-taking and market timing activity. Agent will be responsible for the collection and payment to the Company of any short-term redemption fees, based upon the terms outlined in the Company’s Prospectus.

B.                                     Settlement of Trades

Both Agent and the Company will use their best efforts to cause to be transmitted by wire on the business day immediately following trade date (settlement date) to an account as directed by the counterpart, the proceeds of all redemption orders and the purchase price of all purchase orders (it being understood that the parties may agree in writing to use another settlement date). If payment for a purchase order is not so received or made, the transaction may be cancelled. In this event or in the event that Agent cancels the trade for any reason, Agent agrees to be responsible for any loss resulting to the Company or to the Company’s distributor from Agent’s failure to make payments as aforesaid. Agent shall not be entitled to any gains generated thereby. Agent also assumes responsibility for any loss to the Company caused by any order placed by Agent on an “as-of” basis subsequent to the trade date for the order, and will immediately pay such loss to the Company upon notification or demand. Such orders shall be acceptable only as permitted by the Company and shall be subject to the Company’s policies pertaining thereto, which may include receipt of an executed Letter of Indemnity in a form acceptable to us prior to the Company’s acceptance of any such order.

C.                                     Account Activity and Distribution Information

The Company shall cause to be provided to Agent all distribution announcement information (ex dates, record dates, payable dates, distribution rate per share, record date share balances, etc.) as soon as it is announced by the Company.

2.                                       Agent represents and warrants that it has and will continue at all times to have the necessary facilities, equipment and personnel to perform the services hereunder in a businesslike and competent manner and that its system complies with any Applicable Laws, rules and regulations related to the services to be provided under this Agreement, including the maintenance and preservation of all records and registrations required by any Applicable Laws, rules and regulations.

3.                                       Client-shareholders are transacting business with Agent and not the Company, and will look to Agent and not the Company for resolution of problems or discrepancies in their accounts.

4.                                       Agent shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by Agent on behalf of its customers by any means, including wire or telephone. In addition, Agent agrees to guarantee the signatures of its customers when such guarantee is required by the Company and further agrees to indemnify and hold harmless all persons, including the Company’s distributor and transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

5.                                       Agent agrees that it will perform various services for the client-shareholders in their accounts, including where applicable:

•                                          Establishing and maintaining records of client-shareholders’ accounts;

•                                          Processing purchase and redemption transactions;

•                                          Confirming client-shareholders’ transactions;

•                                          Answering routine inquiries from client-shareholders regarding the Company;

•                                          Assisting client-shareholders in changing dividend options, account designations and addresses; withholding taxes on non-resident alien accounts;

•                                          Disbursing income dividends and capital gains distributions;

•                                          Reinvesting dividends and distributions;

•                                          Preparing and delivering to client-shareholders and state and federal authorities, including the United States Internal Revenue Service, such information respecting dividends and distributions paid by the Company as may be required by law, rule or regulation;

•                                          Withholding on dividends and distributions as may be required by state or Federal authorities from time to time;

•                                          Making provision for the forwarding of all Company-related materials, including reports to shareholders, proxy or information statements and other appropriate shareholder communications;

•                                          Performing such other services as the Company may reasonably request.

6.                                       Agent is authorized to distribute to Agent’s customers the current Prospectus, as well as any supplemental sales material received from the Company (on the terms and for the period specified by the Company or stated in such material). Agent is not authorized to distribute, furnish or display any other sales or promotional material relating to a Portfolio without the Company’s written approval, but Agent may identify the Company in a listing of mutual funds available through Agent to Agent’s customers. Unless otherwise mutually agreed in writing, Agent shall deliver or cause to be delivered to each customer who purchases shares of any Portfolio from or through Agent, copies of all annual and interim reports, proxy solicitation materials, and any other information and materials relating to such Portfolio and prepared by or on behalf of the Portfolio or Company. If required by Rule 10b-10 under the Securities Exchange Act or other Applicable Laws, Agent shall send or cause to be sent confirmations or other reports to Agent’s customers containing such information as may be required by Applicable Laws.

7.                                       Agent shall maintain all historical client-shareholder records, consistent with requirements of all Applicable Laws, rules and regulations or that Agent is otherwise reasonably requested to by Company relating to Agent’s transactions in Portfolio shares.

A.                                   Upon the request of the Company, Agent shall provide copies of all the historical records relating to transactions between the Company and client-shareholders, written communications regarding the Company to or from the client-shareholders and other materials, in each case (1) as are maintained by Agent in the ordinary course of its business, and (2) as may reasonably be requested to enable a Company, its auditors or legal counsel to (A) monitor and review the Services, (B) comply with any request of a governmental or self-regulatory organization, (C) verify compliance by Agent with the terms of this Agreement, (D) make required regulatory reports, or (E) perform general customer supervision. Agent agrees that it will permit the Company to have reasonable access to its personnel and records in order to facilitate the monitoring of the Services.

B.                                     Upon the request of Agent, Company shall provide copies of all the historical records relating to transactions between the Company and Agent, written communications regarding the Company to or from Agent and other materials, in each case (1) as are maintained by the Company in the ordinary course of its business and in compliance with applicable law, and (2) as may be requested to enable Agent to (A) comply with the request of any governmental body or self-regulatory organization, (B) verify compliance by the Company with the terms of this Agreement, (C) make required regulatory reports, or (D) perform general customer supervision.

8.                                       Agent shall make available to the Company, if requested, records or communications necessary to determine the number of client-shareholders in each account, if applicable.

CALCULATION OF FEE

Subject to the Agreement (including Section 11 thereof), the fee paid for the Services provided shall be 0.25% per annum of the average daily net asset value of Company shares held by Agent’s client-shareholders, payable monthly.